Exhibit 4.5.20

PLEDGE OF A BUSINESS AS A GOING CONCERN

(ACTE DE NANTISSEMENT DE FONDS DE COMMERCE)

DATED 21 DECEMBER, 2005

BETWEEN

HERTZ EQUIPEMENT FRANCE

as Pledgor

BNP PARIBAS

as Security Agent

THE BENEFICIARIES

INDEX

1.	Definitions - interpretation	4
2.	Security agent	6
3.	Pledge	6
4.	Description of the pledged business	7
5.	Preservation of security	8
6.	Representations and warranties	8
7.	Undertakings	9
8.	Liability to perform	10
9.	Enforcement	10
10.	Application of proceeds	10
11.	Covenant to release	10
12.	Expenses, indemnities and taxes	11
13.	Changes to parties	11
14.	Severability	12
15.	Notices	12
16.	French language	12
17.	Registration	13
18.	Governing law and jurisdiction	13
19.	Duration	13
20.	Waivers, remedies cumulative	13

SCHEDULE

SCHEDULE 1	The Beneficiaries

SCHEDULE 2	List of the pledged offices

THIS AGREEMENT IS MADE BY AND BETWEEN:

1.         HERTZ EQUIPEMENT FRANCE

a société par actions simplifiée organized and incorporated under the laws of France, having a share capital of 338.100 €, registered with the register of commerce and companies of Versailles under number 428 675 839, whose head office is located at 1, rue Eugène Hénaff, Zone d’Activité du Buisson de la Couldre 78190 Trappes, represented by a duly authorized signatory for the purpose of this Agreement, as Pledgor;

2.         BNP PARIBAS

a société anonyme incorporated under the laws of France, having a share capital of 1.676.495.744 €, registered with the register of commerce and companies of Paris under number 662 042 449, and having its registered office at 24, boulevard des Italiens, 75009 Paris, as Security Agent; and

3.         THE BENEFICIARIES

as listed in Schedule 1 attached hereto, represented by the Security Agent for the purpose of this Agreement.

WHEREAS:

(A)       Pursuant to a senior bridge facilities agreement dated 21 December 2005 (the “Senior Bridge Facilities Agreement”) entered into by, among others, Hertz International, Ltd, the Original Borrowers and the Original Guarantors, on the one hand, and BNP Paribas as Mandated Lead Arranger, Joint Bookrunner, Facility Agent, Security Agent and Global Coordinator, The Royal Bank of Scotland plc as Mandated Lead Arranger and Joint Bookrunner, Calyon as Co-Arranger and Joint Bookrunner and the financial institutions listed in schedule 1 thereto as Banks, on the other hand, the Banks have agreed to make available to the Borrowers certain senior bridge facilities.

(B)       Pursuant to the provisions of the Senior Bridge Facilities Agreement, and in order to guarantee the Secured Liabilities, the Pledgor has undertaken to grant to the Beneficiaries, a pledge over its business as a going concern agreement under the terms and conditions of this Agreement.

NOW, THEREFORE, IT HAS BEEN AGREED AS FOLLOWS:

1.         DEFINITIONS - INTERPRETATION

1.1       Definitions

Capitalised terms used in this Agreement shall have the meaning ascribed to them in the Senior Bridge Facilities Agreement, and for purposes of this Agreement the terms and expressions used hereunder shall have the following meaning:

“Agreement” means this pledge over business as a going concern agreement, including its preamble and appendices, as amended.

“Beneficiaries” means the Security Agent on behalf of the Finance Parties under the Senior Bridge Facilities Agreement and individually any one of them, and their respective successors and assigns in their capacities as beneficiaries of the Pledge pursuant to clause 36 of the Senior Bridge Facilities Agreement. It is hereby expressly agreed that for the purpose of this Agreement (including in case of enforcement of the Pledge), the Beneficiaries shall be duly represented by the Security Agent which is appointed by each of the Beneficiaries as its agent for the purpose hereof.

“Business” means the business of the Pledgor, pledged as such in favour of the Beneficiaries under this Agreement, as described in Clause 4.

“Business Day” means a day (other than a Saturday or a Sunday) (a) on which banks generally are open for business in London and in Paris and in the jurisdiction of organisation of the Coordinator and the principal financial centre of the country of each Designated Currency other than Euro and (b) which is a TARGET Day.

“Discharge Date” means the date on which all the Secured Liabilities have been irrevocably and unconditionally discharged in full, or the Pledge has otherwise been released pursuant to Clause 11.

“Enforcement Event” means the occurrence of an Event of Default which is continuing unremedied and unwaived and has resulted in the delivery of a notice of acceleration or cancellation pursuant to clause 23.16 of the Senior Bridge Facilities Agreement.

“Event of Default” means an event specified as such in clause 23 of the Senior Bridge Facilities Agreement.

“Finance Documents” has the meaning ascribed to such term in clause 1.1 of the Senior Bridge Facilities Agreement.

“Finance Parties” means the Facility Agent, the Arrangers, the Security Agent, the Global Coordinator, the Banks, the Hedging Banks and each C Ancillary Bank.

“Intercreditor Deed” has the meaning ascribed to such term in clause 1.1 of the Senior Bridge Facilities Agreement.

“Pledge” means the pledge (nantissement) created over the Business (fonds de commerce) by virtue of this Agreement, as security for the Secured Liabilities.

“Pledgor” means Hertz Equipement France, as designated hereabove.

“Secured Liabilities” means all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of the Pledgor to the Beneficiaries (or any one of them) in its capacity as Borrower and Guarantor (in such capacity, within the limits of clause 24.9 of the Senior Bridge Facilities Agreement) under the Finance Documents (or any one of them).

“Security Agent” means BNP Paribas as designated hereabove, or any bank or financial institution which may become Security Agent pursuant to clause 34 of the Senior Bridge Facilities Agreement and in both cases their respective successors and assigns.

“Security Period” means the period beginning on the date hereof and ending on the Discharge Date.

1.2       Interpretation

(a)        In this Agreement, unless stated to the contrary or the context requires otherwise :

(i)         a reference in this Agreement (including its preamble and its schedules) to a Clause or a Schedule is a reference to a clause or a schedule to this Agreement and a reference to this Agreement shall include its preamble and schedules;

(ii)        words importing the plural shall include the singular and vice versa;

(iii)       a reference to the time of day shall refer to Paris time, unless otherwise indicated;

(iv)      a reference to a person shall include its successors, transferees and assignees;

(v)       words appearing in this Agreement in a language other than English shall have the meaning ascribed to them under the law of the corresponding jurisdiction and such meaning shall prevail over their translation into English, if any;

(vi)      a reference to an entity acting as Bank includes a reference to this entity acting also as a C Ancillary Bank, as the case may be;

(vii)     an agreement or document includes a reference to that agreement or document as varied, novated, supplemented or replaced from time to time;

(viii)    references to any statutory provision or legislative enactment shall be deemed to also refer to any re-enactment, modification or replacement and to any statutory instrument, order or regulation made thereunder or under any such re-enactment.

(b)        The index and the headings in this Agreement are for convenience of reference only and shall not be used in construing this Agreement.

(c)        This Agreement is entered into subject to the terms and conditions of the Intercreditor Deed. In the event of any inconsistency between this Agreement and the Intercreditor Deed, the terms of the Intercreditor Deed shall prevail. In the event of any inconsistency between this Agreement and the Senior Bridge Facilities Agreement, the terms of the Senior Bridge Facilities Agreement shall prevail. For the purposes of interpretation of this Agreement, in the event of any inconsistency between the Intercreditor Deed and the Senior Bridge Facilities Agreement, the terms of the Intercreditor Deed shall prevail.

(d)        Nothing in this Agreement should be deemed to restrict the right of the Pledgor to take any action or to abstain from taking any action which is otherwise permitted under the Senior Bridge Facilities Agreement and the Intercreditor Deed.

2.         SECURITY AGENT

The Pledgor hereby agrees that the Security Agent shall be the agent (mandataire) of the Beneficiaries for the purposes of this Agreement, acting in such capacity in its name on behalf of the Beneficiaries.

3.         PLEDGE

In order to secure payment and repayment of the Secured Liabilities to the Beneficiaries, the Pledgor hereby pledges the Business (fonds de commerce) in favour of the Beneficiaries in accordance with the provisions of Articles L.142-1 to L.143-23 of the French Commercial Code (Code de commerce) and agrees to this Pledge being registered as a pledge over the Business (nantissement de fonds de commerce) at this time. Once the formalities provided for in Clause 17

(Registration) have been completed, the Pledge shall constitute a first-ranking security interest over the Business in favour of the Beneficiaries.

4.         DESCRIPTION OF THE PLEDGED BUSINESS

(a)        The Pledgor is pledging its Business whose operations consist in the carrying of its activities of leasing, sale, purchase, construction and repair of materials and any vehicle mainly in relation to the activities of buildings trade and public works, which is carried on at the offices mentioned in Schedule 2.

(b)        Said Business, so pledged, comprises all that can be legally included in this Pledge, including but not limited to:

(i)         the company or business name and related clientele and custom;

(ii)        the furniture, materials and equipment (including in particular the Existing Vehicle Fleet), owned by the Pledgor, used to run the Business, with the exception, however, of furniture, materials or equipment that are specifically pledged in favour of the financial institution which financed their purchase in accordance with the provisions of Articles L.525-1 to L.525-20 of the French Commercial Code (Code de commerce), and with the exception of any fixtures attached to the Business;

(iii)       the leasehold interest in the premises in which the Business is carried on.

(c)        It is understood that the scope of this Pledge will be automatically extended to include the following items at the expense of the Pledgor (to the extent owned by the Pledgor), subject to the limits imposed by law:

(i)         furniture, materials and equipment (including in particular New Vehicles) created or acquired by the Pledgor, including but not limited to additional furniture, materials or equipment purchased to replace, improve or enhance the current furniture, materials or equipment of the Business, with the exception of such furniture, materials or equipment as are already specifically pledged in favour of the financial institution which financed the purchase thereof and such as are in the nature of fixtures as indicated in Clause 5(b)(ii);

(ii)        where applicable, any insurance, eviction or expropriation indemnities or any other indemnities with respect to any component of the Business which may be paid to the Pledgor, as well as any indemnities with respect to improvements, betterments or items installed by the Pledgor in its capacity as tenant (subject to the relevant provisions of the Senior Bridge Facilities Agreement);

(iii)       where applicable, leasehold interests of the establishments charged by the Pledge as well as any extension or expansion of said leases relating to the premises in which the Pledgor’s Business operations are carried on; and

(iv)       where applicable, any of the aforementioned items which are or may be held (in any respect whatsoever) by the Pledgor’s present or future branch offices.

5.         PRESERVATION OF SECURITY

5.1       Continuing Security

The security (nantissement) constituted by the Pledge herein created shall continue until the Discharge Date. It shall not be considered as satisfied or discharged or prejudiced by any intermediate payment, satisfaction or settlement of any part of the Secured Liabilities.

5.2       Additional security

This Pledge is in addition to, and is not in any way prejudiced by, any other security now or hereafter held by the Beneficiaries in respect of the Secured Liabilities.

5.3       Security transfer

In the event of any assignment, transfer or disposal, by way of novation, of a part or all of its rights and obligations by any Beneficiary under each and any of the Finance Documents to which such Beneficiary is a party, such Beneficiary hereby expressly maintains, which the Pledgor accepts, all its rights and privileges for the benefit of its successor or transferee, in accordance with the terms of Article 1278 of the French Civil Code (Code Civil) so that the Pledge will secure the Secured Liabilities to the benefit of such successor, without further formalities.

6.         REPRESENTATIONS AND WARRANTIES

6.1       Representations and Warranties

The Pledgor hereby represents and warrants to the Beneficiaries and the Security Agent that, except as expressly stated herein or in the Finance Documents, that :

(a)        this Agreement is valid, binding and enforceable against it and any of its assets pledged hereunder in accordance with the terms hereof;

(b)        the entry into and performance by it of, and the transactions contemplated by, this Agreement and the Pledge created over the Business, do not and will not conflict with its constitutional documents;

(c)        it has valid title and is the sole absolute legal owner of Business and it is lawfully occupying the premises in which the Business is carried on;

(d)        its Business is not subject to any Encumbrance, and there are no similar restrictions which may affect the rights of the Beneficiaries under this Agreement and the Pledge created over its Business.

6.2       Time for making representations and warranties

The representation and warranties set out in Clause 6.1 are made on the date hereof and are deemed to be repeated on the same days as the Repeated Representations are repeated under the Senior Bridge Facilities Agreement, in each case by reference to the facts and circumstances then existing.

7.         UNDERTAKINGS

7.1       Duration

The undertakings in this Clause 7 shall remain in force throughout the Security Period.

7.2       No Disposal

Until the Discharge Date, the Pledgor will not dispose of, or, encumber the Business otherwise than pursuant to, or as permitted under this Agreement or the Senior Bridge Facilities Agreement.

7.3       Protection of the Business

The Pledgor shall conduct its business as provided under clause 21.8 of the Senior Bridge Facilities Agreement.

7.4       Re-registration

At the end of each period corresponding to the legal term of validity of this Pledge, the Pledgor hereby undertakes to re-register the Pledge at its own expense (with the relevant Commercial Courts (greffes des tribunaux de commerce) for an additional period of protection under the law, for so long as this Pledge remains in full force pursuant to Clause 19.

7.4       Renewal and extension of the leases relating to the Business

(a)        The Pledgor undertakes, unless expressly permitted under the Finance Documents, to comply with all obligations imposed on it and enforce the performance of all obligations owed to it by any person under any lease comprised in the Business and shall not do anything or permit anything to be done which is reasonably likely to result in the termination of any such lease, unless a new lease is entered into (in respect of new premises or the same premises), provided that the Security Agent has been notified of such new lease, and the Business is otherwise maintained.

(b)        The Pledgor undertakes to promptly deliver a copy of any material communication received by it which has been given with respect to any lease comprised in the Business which relates to any matter which is likely to affect the validity or the enforceability of the Pledge or any right of the Beneficiaries hereunder.

7.5       New business

Without prejudice to the other provisions of this Agreement, the Pledgor shall promptly notify the Security Agent of any creation or acquisition of one or more new businesses considered as significant by reference to the activity of the group of which the Pledgor is a member. The Pledgor hereby undertakes to grant, at the Security Agent’s request, a senior pledge in favour of the Beneficiaries over the new business (fonds de commerce) acquired or created by it on terms and conditions identical to those of this Agreement, as soon as practicable after the new business (fonds de commerce) is acquired or created provided however that no security shall be required to the extent required to avoid costs (including, without limitation, any taxes) which the Security Agent shall determine acting reasonably to be excessive in relation to the benefits that would be conferred by the granting of such security. Such pledge shall secure the Secured Liabilities.

8.         LIABILITY TO PERFORM

It is expressly agreed that the Pledgor shall remain liable to observe and perform all of the obligations assumed by it in respect of the Business. Each Beneficiary and the Security Agent shall not have any liability in connection with, or arising out of, this Agreement other than under Clause 11 to the extent that any such liability under such Clause 11 is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Beneficiary’s or the Security Agent’s gross negligence or wilful misconduct, as the case may be. The Beneficiaries and the Security Agent shall not be required in any manner to perform or fulfill any obligation of the Pledgor in respect of the Business, or to make any payment or to present or file any claim or take any other action to collect or enforce the payment of any amount to which they may have been or to which they may be entitled hereunder at any times.

9.         ENFORCEMENT

At any time following the occurrence of an Enforcement Event, the Security Agent acting on behalf of the Beneficiaries shall exercise all of the rights, actions and privileges on the Business as granted by law to a secured creditor, and in particular all rights, actions and privileges provided for under Articles L.142-1 to L.143-23 and L.521-3 of the French Commercial Code (Code de commerce), it being understood that this Pledge does not grant the Beneficiaries the right to be awarded the Business in full property in payment of and up to the amount of the Secured Liabilities.

10.       APPLICATION OF PROCEEDS

Any moneys received by the Beneficiaries or the Security Agent pursuant to this Agreement shall be applied to the reimbursement of the Secured Liabilities in the order and priority set forth in the Intercreditor Deed.

11.       COVENANT TO RELEASE

11.1     The Security Agent, acting on behalf of the Beneficiaries, shall, at the request and cost of the Pledgor, release and cancel the Pledge upon the occurrence of any of the following events:

(a)        the Secured Liabilities being entirely and definitively repaid (independently of any intermediate or partial repayments) and all commitments of the Beneficiaries to provide financing under the Senior Bridge Facilities Agreement having been terminated or having expired; or

(b)        the Pledgor ceasing to be an Obligor under the Senior Bridge Facilities Agreement.

11.2     Upon the occurrence of any of the following events, the Security Agent, acting on behalf of the Beneficiaries, shall, at the request and cost of the Pledgor, release and cancel the Pledge insofar as it relates to the property and assets described below:

(a)        any Permitted Disposal or sale or other dispositions otherwise permitted by the Senior Bridge facilities Agreement of any property or assets that are subject to the Pledge;

(b)        any sale or other disposition of any property or assets that are subject to the Pledge where the Facility Agent or the Security Agent has consented to the sale or disposition pursuant to any Finance Documents;

(c)        any sale or any other disposition of any property or assets that are subject to the Pledge pursuant to a merger, consolidation, reorganisation, winding-up, securitisation, Take-Out Financing or sale and leaseback permitted by the Senior Bridge Facilities Agreement to the extent necessary to ensure such merger, consolidation, reorganisation, winding-up, securitisation, Take-Out Financing or sale and leaseback can take place; or

(d)        the creation of any Permitted Encumbrance as described in paragraph (x) of the definition of Permitted Encumbrances in the Senior Bridge Facilities Agreement.

provided that, to the extent that any sale or other disposition of such property or assets is a Permitted Disposal or a sale or disposition otherwise permitted by the Senior Bridge Facilities Agreement, the property or assets shall be automatically released from the Pledge with effect from the day of such sale or other disposition.

11.3     In connection with any release, cancellation or reassignment described in Clause 11.1 or 11.2, the Security Agent and the other Beneficiaries shall do all such acts and things, at the Pledgor’s cost, as are reasonably requested by the Pledgor in order to release and cancel the Pledge.

12.       EXPENSES, INDEMNITIES AND TAXES

The Pledgor shall pay costs, fees, taxes and other amounts incurred by the Beneficiaries or the Security Agent in connection with the preparation, negotiation, execution, enforcement and preservation of this Agreement on the same terms as under clause 27 of the Senior Bridge Facilities Agreement.

13.       CHANGES TO PARTIES

All the rights, privileges, powers, discretions and authorities of the Beneficiaries hereunder will benefit their respective successors and permitted assignees and all terms, conditions, representations and warranties and undertakings of the Pledgor hereunder shall oblige its respective successors and assignees in the same manner, it being agreed and understood that:

(a)        the Pledgor shall not assign, transfer or dispose of any of its rights and obligations under this Agreement except as otherwise permitted under the Finance Documents, and

(b)        the Beneficiaries shall be entitled to assign, transfer or dispose of any of their rights and obligations hereunder to any person in accordance with the relevant provisions of the Finance Documents.

The provisions of this Agreement and the rights arising therefrom shall remain in full force and effect and benefit to any successors, permitted transferees or permitted assignees of a Beneficiary, without any specific notice, registration or reiteration, in the event of, inter alios, of any sale, merger, demerger, spin-off or assets contribution in accordance with Article L. 236-1 et seq. of the French Commercial Code (Code de commerce) which a Beneficiary may decide to effect. It is expressly agreed that an asset contribution or a partial merger within the meanings of Articles L.236-1 et sequitur of the French Commercial Code shall be deemed to be a transfer for the purpose of the present provision.

14.       SEVERABILITY

If a provision of this Agreement is or becomes illegal, invalid or unenforceable in any jurisdiction in respect of the Pledgor, that shall not affect:

(a)        in respect of the Pledgor the validity or enforceability in that jurisdiction of any other provision of this Agreement; or

(b)        in respect of the Pledgor the validity or enforceability in other jurisdictions of that or any other provision of this Agreement.

In the event of any such illegality, invalidity or unenforceability, the parties shall negotiate in good faith with a view to agree on the replacement of such provision by a provision which is legal, valid and enforceable and which is to the extent applicable in accordance with the intents and purposes of this Agreement and which in its economic effect come as close as practicable to the provision being replaced.

15.       NOTICES

Except as specifically provided otherwise in this Agreement, all notices or other communications under this Agreement or any document in relation thereto shall be sent to the parties as specified in clause 42 of the Senior Bridge Facilities Agreement.

16.       FRENCH LANGUAGE

This Agreement shall be made in the English language and accompanied by a French translation for the purposes of its registration pursuant to Clause 17. The English language version of this Agreement shall prevail over any French translation and shall be binding on the Pledgor.

17.       REGISTRATION

(a)        This Agreement shall be registered by the Security Agent with the relevant tax authorities. In addition, the Security Agent shall register this Pledge with the Register of the Commercial Court in the district in which each of the offices referred to in Clause 4 is operated no later than fifteen (15) days of the date of this Agreement and any other authority as appropriate to ensure the enforcement of the Pledge.

(b)       Pursuant to the law, the Pledge is being granted for a ten (10) year period starting as of the date of its registration.

(c)        All powers are given to the bearer of an original copy of this Agreement for that purpose.

18.       GOVERNING LAW AND JURISDICTION

18.1    This Agreement shall be governed by and construed in accordance with the laws of the Republic of France.

18.2    Any dispute in connection with the validity, interpretation, execution or the consequences of this Agreement and the undertakings in relation thereto shall be submitted to the jurisdiction of the Commercial Court of Paris (Tribunal de Commerce de Paris).

18.3    For the performance of this Agreement and all subsequent agreements and for the validity of the registration to be effected, the Pledgor elects its registered office as its address for service.

19.       DURATION

The Pledge created pursuant to this Agreement and the obligations of the parties hereunder shall remain in force until the earlier of the following dates: (i) the Discharge Date; or (ii) the date on which the Security Agent shall release the Pledge in accordance with Clause 11.

20.       WAIVERS, REMEDIES CUMULATIVE

20.1     The rights of the Beneficiaries under this Agreement:

(i)         may be exercised as often as necessary;

(ii)        are cumulative and not exclusive of their rights under the law; and

(iii)       may only be waived in writing and expressly.

20.2     Delay in the exercise or non-exercise of any such rights by a Beneficiary shall not constitute a waiver of that right.

Made in Paris

On 21 December 2005

In as many original copies as parties to this Agreement and as required for registration purposes

The Pledgor

Hertz Equipement France

By:	/s/ Carlos Morello
duly authorised for the purpose of this Agreement

The Security Agent

BNP Paribas

By:	/s/ Charles Egly
duly authorised for the purpose of this Agreement

The Beneficiaries
As represented by the Security Agent

By:	/s/ Charles Egly

duly authorised for the purpose of this Agreement